EXHIBIT 10.2

JULY 16, 2022 ADDENDUM TO MAY 11, 2022 PROMISSORY NOTE BETWEEN RENAVOTIO, INC. (BORROWER) AND TYSADCO PARTNERS, LLC

WHEREAS, on May 11, 2022, Renavotio, Inc. (the “Borrower”) executed a Promissory Note (the “Agreement” or the “Note”) with Tysadco Partners, LLC (the “Lender”). The Borrower and the Lender are collectively referred to herein as the “Parties”.

WHEREAS, the Parties have deemed it in their bests interests to execute an Addendum to the Agreement to amend the terms of the Agreement.

NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms of this Addendum, the Parties hereby agree on this date, July 16, 2022, that the above WHEREAS clauses are incorporated herein as terms to the Agreement and agree to further amend the Agreement, as follows:

1.The Maturity Date is extended for a period of 6 months to January 11, 2023.

2.The Principal Amount is increased from $200,000 to $220,000.

3.The interest rate is 15% based on an occurrence of an Event of Default.

4. The Agreement is amended to include the following conversion provisions:

“Conversion Price. The Conversion Price shall be 80% multiplied by the Market Price (thereby representing a discount rate of 20%), with “Market Price” defined as the lowest Daily Closing Price (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “Trading Price” means, for any security as of any date, the closing price on the OTCQB, OTCQX, Pink Sheets electronic quotation system or applicable trading market (the “OTC”) as reported by a reliable reporting service (“Reporting Service”) designated by the Holder (i.e. Bloomberg) or, if the OTC is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “Pink Sheets”. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTC, or on the principal securities exchange or other securities market on which the Common Stock is then being traded”.

5. In the event that Renavotio receives proceeds of at least $1,000,000 (the “Proceeds”) from the sale of inventory, then Renavotio shall be required to repay the Note from the Proceeds.

RENAVOTIO, INC. (BORROWER)

By:	/s/ William Robinson
William Robinson, CEO

TYSADCO PARTNERS, LLC (LENDER)

By:	/s/ Steve Hart
Steve Hart, Manager